Exhibit 10.12

AMENDMENT TO STOCK TRANSFER AGREEMENT

This Amendment to the Stock Transfer Agreement (defined below), dated as of August [_], 2021 (this “Amendment”), is by and between A.G.P./Alliance Global Partners (“A.G.P.”) and ShiftPixy Investment, Inc. (“ShiftPixy,” and together with A.G.P., the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Stock Transfer Agreement.

RECITALS

WHEREAS, in connection to the initial public offering (the “Offering”) of Vital Human Capital, Inc. (the “Company”), the Parties entered into a Stock Transfer Agreement on April 22, 2021, pursuant to which Shiftpixy transferred 2,000,000 shares of the common stock of the Company (the “Shares”) to A.G.P. for a total purchase price of $6,956.52;

WHEREAS, A.G.P. and the Company entered into a Forfeiture Agreement on August 2, 2021, pursuant to which A.G.P. transferred 800,000 shares of the common stock of the Company back to the Company for no consideration; and

WHEREAS, the Parties now desire to amend the provisions of the Stock Transfer Agreement by executing this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Amendments. Section 1 of the Stock Transfer Agreement is deleted and replaced in its entirety with the following:

“For $6,956.52, the Transferor hereby transfers to the Transferee the Shares. The Transferee agrees it will not sell the Shares during the Offering, or sell, transfer, assign, pledge, or hypothecate, or subject the Shares to any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the Shares for a period of 360 days immediately following the effective date of the Company’s registration statement on Form S-1 (Registration No. 333-255592) or commencement of sales of the Offering, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners, provided that any Shares so transferred remain subject to the lockup restriction above for the remainder of the time period.”

2.            Full Force and Effect. Except as noted herein, all terms and conditions of the Stock Transfer Agreement remain in full force and effect.

4.            Severability. If any of the provisions of this Amendment are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Amendment shall remain in full force and effect.

5.            Entire Agreement. This Amendment contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

6.            Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:	Thomas J. Higgins
Title:	Managing Director, Investment Banking

SHIFTPIXY INVESTMENTS, INC.

By:
Name:	Scott W. Absher
Title:	Chief Executive Officer

Signature Page to Amendment to Stock Transfer Agreement